SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Intersections Inc.
(Name of Registrant as Specified in its Charter)

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 13, 2015 at 11:00 a.m., local time, for the following purposes:

1. To elect eight Directors.

2. An advisory vote on executive compensation.

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

4. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 1, 2015 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield
Chairman of the Board

Dated: April 15, 2015

Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2015.

The Company’s 2015 Proxy Statement and 2014 Annual Report to Stockholders are available at http://www.proxydocs.com/intx//

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

INTERSECTIONS INC.

3901 STONECROFT BOULEVARD

CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 13, 2015, at 11:00 a.m., local time, or any adjournments or postponements thereof. Holders of record of the Company’s common stock at the close of business on April 1, 2015 shall be entitled to vote on the matters presented at the Meeting. On April 1, 2015, 19,920,837 shares of common stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy. Directions to attend the Meeting can be found on our website at www.intersections.com.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of proxy will first be sent or given to stockholders on or about April 15, 2015. Additionally, stockholders can access a copy of the proxy materials at www.proxydocs.com/intx//.

Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Meeting, the shares of common stock represented by the proxy will be voted: (1) FOR the election of each of the eight director candidates; (2) FOR the proposal relating to the advisory vote on executive compensation; (3) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015; and (4) in accordance with the discretionary authority of the named proxies upon such other matters as may properly come before the Meeting.

The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; any other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Meeting.

A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares by completing and returning the proxy card will help to avoid additional expense.

It is expected that the following business will be considered at the Meeting and action taken thereon:

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight directors. The Board of Directors has set the number of directors to be elected at the Meeting at eight. Our Nominating/Corporate Governance Committee has recommended, and the Board of Directors has nominated, all eight of our current directors to stand for re-election at the Meeting, and each such director has decided to stand for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

Name	Age	Served as a Director Since
Michael R. Stanfield	64	1996
John M. Albertine	70	2008
Thomas G. Amato	69	2004
Steve Bartlett	67	2014
James L. Kempner	57	2006
Thomas L. Kempner	87	1996
Bruce L. Lev	71	2014
David A. McGough	56	1999

Michael R. Stanfield co-founded CreditComm, the predecessor to the Company, in May 1996, and is our Chairman of the Board and Chief Executive Officer. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co. Mr. Stanfield serves as both Chairman and CEO because he is the founder of the Company and has successfully led the Company and the Board of Directors since inception. For these reasons, he has been nominated to continue serving on the Board of Directors.

John M. Albertine has served on our Board of Directors since August 2008. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the past 22 years. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career, including Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, from 2006 to July 2011. Currently, Dr. Albertine is a director of Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry. The Board of Directors values Dr. Albertine’s current and past experience as a director of a number of public and private companies, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato has served as Chief Financial Officer of public and private companies since 1980. He is currently Managing Director of Amato Ventures which is engaged in domestic oil and natural gas development. Mr. Amato also serves as a director of Globalprivateequities.com, Inc. and is Chairman of the Board of Trustees of the Carrier Clinic, an independent mental health hospital serving New Jersey. He holds an AB in economics from Princeton University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Amato has expertise in financial, accounting and risk management issues, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Steve Bartlett has served on our Board of Directors since November 2014. Mr. Bartlett has been a consultant since 2012, providing strategic independent consulting services to several U.S. corporations, including Intersections prior to his becoming a director. From 1999 to 2012, Mr. Bartlett served as President and Chief Executive Officer of the Financial Services Roundtable. Mr. Bartlett currently sits on the board of directors of Ares Capital Corporation (NASDAQ) as well as the non-profit Operation Hope. In 2001, Mr. Bartlett served on the President’s Commission on Excellence in Special Education. Mr. Bartlett previously served as the Mayor of Dallas, Texas from 1991 to 1995, a member of the United States Congress from 1983 to 1991, and a member of the Dallas City Council from 1977 to 1981. Mr. Bartlett also founded Meridian Products Corporation, a manufacturer of injection molded plastics in 1976. Mr. Bartlett previously served on the Board of Governors of the National YMCA, the board of directors of BIPAC, Easter Seals of Greater Washington, DC, Dallas Can!, Grace Presbyterian Village, and the Dallas Ft. Worth International Airport. Mr. Bartlett has also served on the board of directors of the following corporations: Centene Corporation (NYSE), IMCO Recycling, Inc. (NYSE), KB Home Corporation (NYSE), and Sun Coast Industries (NYSE). Mr. Bartlett’s experience serving as President and Chief Executive Officer of the Financial Services Roundtable, his experience in politics (including serving as the Mayor of Dallas, Texas, a member of the United States Congress and a member of the Dallas City Council) and his service as a director of public and private companies provides the Board with key experience and insight to the Company, especially with respect to issues specific to boards of directors of public companies and companies in the financial services industry. For these reasons, Mr. Bartlett has been nominated to continue serving on the Board of Directors.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner has served as President and Chief Operating Officer of Loeb Holding Corporation, our largest stockholder, since November 2012 and President of Loeb Partners Corporation since January 2014, where he served as Managing Director from January 2011 until December 2013. Until December 2013, Mr. Kempner was a Senior Advisor at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising the Company on its initial public offering, and managed Lazard’s Corporate Finance department from 1995 to 1998. Mr. Kempner is an

Advisory Board Member and on the Development Committee of Mount Sinai Health Systems and also is a Trustee of the James Loring Johnson 1944 Trust. Mr. Kempner is the son of Thomas L. Kempner. Mr. Kempner has over 30 years of expertise in financial markets, investment banking and strategic planning, serves as a board member for a number of private companies and is the President and Chief Operating Officer of Loeb Holding Corporation, our largest stockholder. For these reasons, Mr. Kempner has been nominated to continue serving on the Board of Directors.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax Corporation and IGENE Biotechnology, Inc., and is currently director emeritus of Northwest Airlines, Inc. Mr. Kempner was formerly a director of CCC Information Services Group, Inc., FuelCell Energy, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Alcide Corporation. Mr. Kempner is the father of James L. Kempner. Mr. Kempner has over 50 years of experience in financial, investment and securities markets, and is the co-founder of the Company and the controlling stockholder of our largest stockholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

Bruce L. Lev has served on our Board of Directors since November 2014. Mr. Lev is a Managing Director of Loeb Holding Corporation, a position he has held since 2003. Prior to this, he served as Vice Chairman and Director of USCO Logistics, a service provider of supply chain management which was sold to Kuhne & Nagel in 2001. From 1995 through 2000, he was Executive Vice President of Corporate and Legal Affairs of Micro Warehouse Inc., a $2.5 billion direct marketer of brand name personal computers and accessories to commercial and consumer markets, where he served on Micro Warehouse’s four-person Executive Committee with global responsibility for legal and regulatory affairs, human resources, corporate communications, risk management and facilities. From 1995 through 2002 he was a member of the Board of Directors of the Roper Organization and served on the Board of the Direct Marketing Association. Prior to 1995, Mr. Lev engaged in the private practice of law. Mr. Lev was Vice Chairman of AirDat, LLC, a privately held company sold to Panasonic Avionics Corporation which provides weather forecasting and business risk solutions for commercial and military users. Until its sale to Kratos, Inc., Mr. Lev was on the Board of Directors of Integral Systems Inc. (NASDAQ), a leading global provider of satellite ground based command and control systems for commercial and military customers. At Integral he served on the Audit Committee and was Chairman of the Compensation Committee. Mr. Lev is on the Board of Directors of VirtualScopics, Inc. (NASDAQ) and is the Chairman of its Audit Committee, and also previously served as Non-Executive Co-Chairman of Albertine Enterprises, a Washington DC based consulting firm. Mr. Lev’s experience in the technology industry and his service as a director of public and private companies provides the Board of Directors with valuable insight. Mr. Lev is also a Managing Director of Loeb Holding, our largest stockholder. For these reasons, Mr. Lev has been nominated to continue serving on the Board of Directors.

David A. McGough has served on our Board of Directors since August 1999. For more than 20 years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis. Mr. McGough has extensive experience in the credit data and information technology industries, and operational experience gained as the chief executive officer of a technology company. He also has experience as a private investor in technology companies. For these reasons, he has been nominated to continue serving on the Board of Directors.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Risk Management Committee. These documents are available under the “Investor & Media” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 3901 Stonecroft Boulevard, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any waivers from any provisions of this code as it applies to our executive officers or directors in accordance with the listing standards of The NASDAQ Stock Market LLC and applicable law.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of The NASDAQ Stock Market LLC.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following six director nominees standing for election are independent under the criteria established by the NASDAQ for independent board members: John M. Albertine, Thomas G. Amato, Steve Bartlett, James L. Kempner, Thomas L. Kempner and Bruce L. Lev.

The Board of Directors considered the following transactions, relationships and arrangements, in addition to those disclosed in the “Transactions with Related Persons” section of this proxy statement, in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 6,940,541 shares, or approximately 34.8%, of our outstanding common stock and is our largest stockholder.

•

James L. Kempner is President of Loeb Partners, the President and Chief Operating Officer of Loeb Holding, our largest stockholder, and the son of Thomas L. Kempner, the Chairman and Chief Executive Officer of Loeb Holding.

•	John M. Albertine is Chairman and Chief Executive Officer of Albertine Enterprises, a merchant banking, consulting and lobbying firm, which in the past provided lobbying and consulting services to us.

•	Steve Bartlett provided consulting services to us prior to his becoming a director.

•	Bruce L. Lev is a Managing Director of Loeb Holding, and was previously the Non-Executive Co-Chairman of Albertine Enterprises.

Board Leadership Structure

Mr. Stanfield serves as CEO and Chairman of the Board of Directors. He is the founder of the Company and beneficially owns approximately 10.3% of the Company’s outstanding common stock. His dual role was established almost 20 years ago when he founded the Company. The Board of Directors believes that at the Company’s current stage of growth the Board of Directors is best served by a chairman who is involved with the Company on a full-time basis and is therefore able to bring great depth of knowledge about the Company to this role. The Board of Directors has not designated a lead independent director.

The Board’s Role in Risk Oversight

In 2011 our Board of Directors formed a Risk Management Committee. Our current Risk Management Committee consists of Dr. Albertine (Chairman) and Messrs. Amato and James L. Kempner.

Although the Board of Directors has delegated certain responsibilities for risk management to the Risk Management Committee, the Board of Directors retains overall responsibility and coordination for risk oversight. The Risk Management Committee provides assistance to the Board by assessing, and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory and external risks inherent in the Company’s business and the control processes with respect to such risks. The principal responsibilities of the Risk Management Committee are:

•	to review and evaluate management’s identification of all major risks to the business and their relative weight;

•	to assess the adequacy of management’s risk assessment, its plan for risk control or mitigation, and disclosure;

•	to review and evaluate management’s development and execution of certain risk mitigation strategies and opportunities proposed by management and selected by the committee for further review;

•	to review the Company’s disclosure of risks in all filings with the SEC; and

•

together with the Audit Committee, to review, assess and discuss with the independent accountants and financial and senior management (i) any significant risks or exposures, (ii) the steps management has taken to minimize such risks or exposures, and (iii) the Company’s underlying policies with respect to risk assessment and risk management.

During 2014, the Risk Management Committee continued to focus its efforts on government regulations and regulatory compliance, operational risk, and cyber security, as well as focusing on the risks associated with the Company’s new VOYCETM pet health and wellness product.

Board Meetings and Committees; Annual Meeting Attendance

In 2014, there were eleven meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation Committee, no meetings of the Executive Committee, one meeting of the Nominating/Corporate Governance Committee, and three meetings of the Risk Management Committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served, other than William J. Wilson who was unable to attend certain meetings due to illness.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2014 annual meeting.

Audit Committee

Our current Audit Committee consists of Dr. Albertine and Messrs. Amato (Chairman) and Bartlett. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit Committee is an independent member of our Board of Directors.

The principal responsibilities of the Audit Committee are:

•

to oversee the accounting and financial reporting processes and audits of the financial statements of the Company by reviewing: the Company’s compliance with legal and regulatory requirements; the Company’s independent auditor’s qualifications and independence; the performance of the Company’s internal control and audit functions and independent auditors; the Company’s accounting and financial reporting processes; and the quality and integrity of the financial statements and the effectiveness of the internal control over financial reporting of the Company;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors;

•

to review and evaluate the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•

to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	to conduct appropriate review and oversight of all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Dr. Albertine and Messrs. Thomas L. Kempner (Chairman) and Lev. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986. The principal duties of the Compensation Committee are:

•

to ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

The Compensation Committee may delegate some or all of its duties to a sub-committee comprising one or more members of the Compensation Committee.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas L. Kempner, James L. Kempner and Stanfield. The principal duties of the Executive Committee are:

•	to exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	to decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato and James L. Kempner. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•

to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•

to make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	to annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors. The Nominating/Corporate Governance Committee seeks diversity in the collective membership of the Board of the Directors. Although it does not have formal objective criteria for determining the amount of diversity, the committee seeks directors with varied backgrounds, experience, skills, knowledge and perspective and who maintain a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. Director candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, as well as whether the individual satisfies criteria for independence as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Nominating/Corporate Governance Committee will consider recommendations for potential directors from other directors or stockholders.

Messrs. Bartlett and Lev were appointed as directors during 2014 by action of the Board of Directors following the recommendation of the Nominating/Corporate Governance Committee. Each of them was suggested to the Nominating/Corporate Governance Committee by the Company’s Chairman and Chief Executive Officer.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•

the contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	the character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors or any member thereof may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session at least two times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. Each non-employee director receives an annual cash retainer of $40,000, payable in quarterly installments. For 2014, the Chairman of each of our Audit Committee (Mr. Amato) and Risk Management Committee (Dr. Albertine) received an additional annual cash retainer of $12,000 and $8,000, respectively, payable in quarterly installments. Our non-employee directors also receive annual grants of stock options and/or restricted stock units (“RSUs”), which typically vest in four equal annual installments starting on the first anniversary of the grant date. In March 2014, each non-employee director received a grant of RSUs for 4,000 shares. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

FISCAL 2014 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides information on compensation for non-employee directors who served during 2014.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	All Other Compensation($)(4)		Total ($)
John M. Albertine	48,000	18,351	5,349	2,550		74,250
Thomas G. Amato	52,000	18,351	5,349	2,550		78,250
James L. Kempner	40,000	18,351	5,349	2,550		66,250
Thomas L. Kempner	40,000	18,351	5,349	2,550		66,250
David A. McGough	40,000	18,351	5,349	2,550		66,250
Norman N. Mintz(5)	20,000	18,351	5,783	2,550		44,684
William J. Wilson(6)	40,000	18,351	5,349	2,550		66,250
Steve Bartlett(7)	10,000	—	—	100,000	(8)	110,000
Bruce L. Lev(7)	10,000	—	—	—		10,000

(1)	The amount shown for stock awards relates to RSUs granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) of each RSU was $4.59.

(2)	The amount shown for option awards relates to stock options granted under our equity incentive plans. The grant date fair value computed in accordance with U.S. GAAP for the option awards was $4.05 for the 2011 grants and $2.74 for the 2010 grants.

(3)	Please see our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion on the valuation assumptions of the calculation.

(4)	Consists of the dividend equivalent payments on unvested RSUs.

(5)	Mr. Mintz retired from the Board of Directors in March 2014.

(6)	Mr. Wilson passed away in March 2015.

(7)	Messrs. Bartlett and Lev joined the Board of Directors in November 2014.

(8)	Mr. Bartlett received $100,000 in connection with consulting services he provided to the Company prior to his becoming a director.

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

Our Compensation Committee has designed and implemented a compensation philosophy designed to provide a market competitive, performance based compensation package consisting of base salary, incremental cash payments and long-term equity awards for performance. The Compensation Committee evaluates the performance of the CEO and makes recommendations concerning his compensation in light of the goals and objectives of the compensation program. The Compensation Committee also assesses the performance of the other executives and, based on initial recommendations and input from the CEO, determines their compensation. The Compensation Committee has authority to retain its own advisors and compensation consultants to assist it in making compensation decisions, although no such consultant was used during 2014.

The philosophy behind our compensation policy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions, and over time utilize different forms of equity as a significant reward for performance. The Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity.

We are a “smaller reporting company” as that term is defined in Rule 12b-2 promulgated under the Exchange Act and are taking advantage of our ability to provide certain less comprehensive disclosures in our SEC filings, including reduced executive compensation disclosures.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2014 compensation, the CEO, aided by our human resources and business planning and analysis departments gave information to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee and approved by the Board of Directors.

Summary Compensation Information

The table below sets forth certain information regarding compensation paid or accrued for 2014 and 2013 to our CEO, each of our two most highly compensated executive officers who were serving as executive officers at the end of 2014 (Mr. Neal Dittersdorf and Mr. Johan Roets) and two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of the Company at the end of 2014 (Mr. John G. Scanlon and Mr. Steven A. Schwartz). We refer to these persons as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
Michael R. Stanfield	2014	600,000	—	1,869,752	6,868	434,560	2,911,180
Chief Executive Officer	2013	420,000	—	1,749,607	208,755	808,965	3,187,327

Neal Dittersdorf	2014	350,000	—	512,456	3,000	246,073	1,111,529
Chief Legal Officer	2013	294,000	—	528,804	87,787	373,070	1,283,661

Johan Roets(4)	2014	151,923	—	66,167	—	800	218,890
Chief Operating Officer

John G. Scanlon(5)	2014	239,427	—	67,396	2,790	1,091,503	1,401,116
Former Chief Financial Officer	2013	294,000	—	522,504	105,980	372,867	1,295,351

Steven A. Schwartz(6)	2014	156,922	—	67,677	2,790	1,083,323	1,310,712
Former Executive Vice	2013	248,000	—	540,332	78,389	408,686	1,275,408
President, President
Identity Guard

(1)	Please see our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP. Stock and option awards above represent the grant date fair value for each named executive officer in accordance with U.S. GAAP.

(2)	The column “All Other Compensation” includes perquisites and personal benefits totaling $10,000 or more, which includes annual dues for membership to a golf club for Mr. Stanfield ($23,364); automobile allowances for Mr. Stanfield ($25,131), Mr. Dittersdorf ($14,000), Mr. Scanlon ($10,769) and Mr. Schwartz ($9,092); and supplemental health insurance benefit allowances for Mr. Stanfield ($5,194), Mr. Dittersdorf ($5,281), Mr. Scanlon ($9,212) and Mr. Schwartz ($10,961).

(3)	The other components of column “All Other Compensation” consist of an incremental cash payment in the participant’s value pool amount and dividend equivalent cash payments on unvested RSUs. The incremental cash payments were: Mr. Stanfield ($245,000), Mr. Dittersdorf ($185,423), Mr. Scanlon ($133,500) and Mr. Schwartz ($151,846). The dividend equivalent cash payments on unvested RSUs were: Mr. Stanfield ($133,271), Mr. Dittersdorf ($38,769), Mr. Scanlon ($39,314) and Mr. Schwartz ($38,058).

(4)	Mr. Roets joined the Company in September 2014.

(5)	Mr. Scanlon was no longer serving as an executive officer of the Company at the end of 2014. Mr. Scanlon separated from his employment with the Company effective September 12, 2014. The amount set forth under “All Other Compensation” for Mr. Scanlon in 2014 includes payments in the amount of $896,708 in connection with his separation of employment, as provided for under his employment agreement with the Company. See “Historic Employment Agreements” below.

(6)	Mr. Schwartz was no longer serving as an executive officer of the Company at the end of 2014. Mr. Schwartz separated from his employment with the Company effective August 8, 2014. The amount set forth under “All Other Compensation” for Mr. Schwartz in 2014 includes payments in the amount of $871,395 in connection with his separation of employment, as provided for under his employment agreement with the Company. See “Historic Employment Agreements” below.

Narrative Disclosure to Summary Compensation Table

Historic Employment Agreements

In December 2010, we entered into amended and restated employment agreements with Messrs. Stanfield, Dittersdorf, Scanlon and Schwartz for the purpose of making technical changes in connection with Section 409A of the Internal Revenue Code and health care reform legislation, and certain other changes. The employment agreements provided for an initial base salary for each of the executives, subject to annual discretionary increases, and any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. For 2014, the base salaries for certain of the named executive officers were as follows: Mr. Stanfield — $600,000; Mr. Dittersdorf — $350,000; Mr. Scanlon — $350,000; and Mr. Schwartz — $300,000. In addition, each executive was eligible to receive an annual bonus in accordance with any bonus plan adopted by the Board of Directors or the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage (or, under certain circumstances, an economically equivalent benefit) not to exceed 5% of his base salary.

Each agreement provided for at-will employment and may have been terminated by the Company or the executive for any reason upon 60 days’ notice or, under certain circumstances immediately for cause.

If the executive’s employment was terminated (a) by the Company for cause or by the executive for other than good reason, or (b) due to the executive’s death or disability, the executive was entitled, when permitted by Section 409A of the Code, to receive:

•	any earned and unpaid base salary;

•	any bonus due at the time of termination under a then current bonus plan; and

•

medical benefit continuation at the executive’s expense as provided by law; in addition, if the executive’s employment was terminated due to his death or disability, the executive was entitled to receive any prior year’s bonus to the extent not previously paid, which would be paid when the prior year’s bonuses are paid to active employees, and the Company shall pay the cost of medical benefit continuation for up to 18 months (or, under certain circumstances, an economically equivalent benefit).

If the executive’s employment was terminated by the Company without cause, or by the executive for good reason, the executive was entitled to receive:

•	any earned and unpaid base salary;

•

any prior year’s bonus to the extent not previously paid, which will be paid when the prior year’s bonuses are paid to active employees, and any current year’s bonus to the extent due at the time of termination under the applicable bonus plan;

•

a one-time cash payment equal to the cash compensation (including base salary, bonus and other similar payments, but excluding payments pursuant to options or equity awards or which are calculated by reference to options or equity awards), received by the executive during the prior 18-month period, or 30-month period if termination occurs within 12 months after a change in control, in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and

•

medical benefit continuation for the executive and his dependents for up to 18 months, or 30 months if the termination occurs within 12 months after a change in control (or, under certain circumstances, an economically equivalent benefit), at the Company’s expense, provided that the executive provides a release to the Company.

Each employment agreement also provided that the executive shall not divulge confidential information, shall assign intellectual property rights to the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment (subject, in the case of Mr. Dittersdorf, to an exception for performance of legal services to the extent that such restriction is not permitted under applicable law).

The historic employment agreements are no longer in effect, as Messrs. Stanfield’s and Dittersdorf’s employment agreements were amended and restated in November 2014 and January 2015, respectively.

Severance Arrangements for Messrs. Scanlon and Schwartz

Each of Messrs. Scanlon’s and Schwartz’s employment agreement was terminated in connection with their departures from the Company.

Mr. Scanlon separated from his employment with the Company effective September 12, 2014. His separation from employment was treated similar to a termination without cause or a resignation for good reason under his employment agreement then in effect. Pursuant to the terms of his employment agreement, Mr. Scanlon was paid $896,708, in exchange for a general release of all claims.

Mr. Schwartz separated from his employment with the Company effective August 8, 2014. His separation from employment was treated similar to a termination without cause or a resignation for good reason under his employment agreement then in effect. Pursuant to the terms of his employment agreement, Mr. Schwartz was paid $871,395, in exchange for a general release of all claims.

New Employment Agreements

Michael Stanfield — Chairman and Chief Executive Officer

In November 2014, we entered into an amended and restated employment agreement with Mr. Stanfield, our Chairman and Chief Executive Officer. Mr. Stanfield’s amended agreement provides for a fixed term ending on December 31, 2017, subsequent to which it is contemplated that Mr. Stanfield will remain as Chairman of the Board of Directors.

As provided in Mr. Stanfield’s amended agreement, Mr. Stanfield (a) receives effective January 1, 2015 an annual base salary of $800,000 per year, which is a reduction from the $845,000 in total base salary and incremental cash payments Mr. Stanfield was receiving in 2014, (b) was granted an immediate equity award (the “2014 Restricted Stock Award”) of 400,000 shares of restricted stock (as further described below), (c) was granted in January 2015 an additional equity award (the “2015 Equity Award”) of 400,000 shares of restricted stock and (d) is not entitled to any cash bonus or cash bonus opportunities or any additional equity awards during the term of Mr. Stanfield’s amended agreement.

Mr. Stanfield’s amended agreement modified the severance provisions of his historic employment agreement (as discussed above under “— Historic Employment Agreements”) to provide for severance if Mr. Stanfield’s employment is terminated during the term (a) due to his death or disability, (b) by the Company without cause (as defined in the agreement) or (c) by Mr. Stanfield for good reason (as defined in the agreement), in an amount equal to 2 times his base salary (3.5 times his base salary if termination occurs upon, or within 12 months following, a change in control). Mr. Stanfield’s amended agreement also provides that if, at the expiration of the term, Mr. Stanfield does not continue as Chairman of the Board of Directors on mutually agreeable terms with the Company, Mr. Stanfield will be entitled to severance at such time as if he had been terminated without cause. Certain payments may be delayed six months if required by Section 409A of the Internal Revenue Code.

For purposes of the agreement, change in control generally means: (a) the acquisition of 30% or more of our common stock, unless the acquisition is by the Company, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of the Company; (b) a merger or consolidation, unless the Company’s stockholders continue to control more than 50% of its voting power after the transaction; or (c) the sale of all or substantially all of the Company’s assets.

In Mr. Stanfield’s amended agreement, Mr. Stanfield has agreed to be subject to any clawback policy adopted by the Company, as well as continuing to agree to not divulge confidential information, to assign intellectual property rights to the Company and to not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of his employment.

Consistent with the terms of Mr. Stanfield’s amended agreement, in November 2014, the Compensation Committee granted the 2014 Restricted Stock Award to Mr. Stanfield under the Company’s 2014 Stock Incentive Plan. The 2014 Restricted Stock Award vests in 12 equal installments on the last day of each calendar quarter starting on December 31, 2014, subject to acceleration upon a change in control, upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason, all as set forth in the applicable award agreement and the Company’s 2014 Stock Incentive Plan. In addition, in January 2015, the Compensation Committee granted the 2015 Equity Award in the form of restricted shares to Mr. Stanfield, which vests in 12 equal installments on the last day of each calendar quarter starting on March 31, 2015, subject to accelerated vesting as set forth in the Company’s 2014 Stock Incentive Plan.

In addition, in November 2014, the Compensation Committee approved full acceleration of vesting for all of Mr. Stanfield’s outstanding RSUs upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason. Mr. Stanfield’s outstanding RSUs were granted under the Company’s 2006 Stock Incentive Plan which provides for accelerated vesting upon the disability (to the extent determined by the Committee in its sole discretion) or death of the holder or upon a change in control or sale while the holder is in the employ or service of the Company.

Other Executive Officers

During the third quarter of 2014, we announced a number of executive changes, including the hiring of Mr. Roets as the Company’s new Chief Operating Officer and the related departures of Messrs. Scanlon (formerly Chief Financial Officer) and Schwartz (formerly Executive Vice President, President, Identity Guard). On January 5, 2015, we entered into employment agreements with Mr. Roets, and an amended and restated employment agreement with Mr. Dittersdorf. The agreements are all effective January 1, 2015.

Each agreement provides for at-will employment and may be terminated by the Company or the executive for any reason upon 30 days’ notice or, under certain circumstances, immediately for cause.

The employment agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases, as follows: Roets — $500,000; and Dittersdorf — $625,000. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. In addition, each executive is eligible to receive an annual bonus in accordance with a bonus plan determined by the Chief Executive Officer and approved by the Board of Directors or the Compensation Committee, and an annual car allowance equal to 4% of his base salary. Each executive shall also be entitled to participate in any health, welfare and retirement plans and programs of the Company, as adopted from time to time, and is eligible to be considered for equity awards on a similar basis as generally made available to our other senior officers (other than the Chief Executive Officer).

If the executive’s employment is terminated by the Company for cause (as defined in the agreement) or by the executive for other than good reason (as defined in the agreement), the executive shall be entitled to receive: (1) any earned and unpaid base salary, and (2) medical benefit continuation at the executive’s expense as provided by law.

If the executive’s employment is terminated (a) by the Company without cause, or by the executive for good reason, or (b) due to the executive’s death or disability, the executive shall be entitled to receive: (1) any earned and unpaid base salary; (2) any prior year’s cash bonus to the extent scheduled to be paid in the year of termination and not previously paid, which will be paid when the prior year’s bonuses are paid to active employees; (3) a one-time cash payment equal to 1.5 times his base salary (2.5 times his base salary if termination occurs upon, or within 12 months following, a change in control) (subject, solely in the case of Mr. Dittersdorf, to a minimum amount of severance), in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and (4) medical benefit continuation for the executive and his dependents for up to 18 months (plus, solely in the case of Mr. Dittersdorf, additional cash payments equal to the cost of such medical benefit continuation for an additional 12 months if the termination occurs within 12 months after a change in control), at the Company’s expense, provided that the executive provides a release to the Company. Certain payments may be delayed six months if required by Section 409A of the Internal Revenue Code. In addition, the agreements provide that in the event of the death or disability of the executive, all of the executive’s unvested equity and equity-based awards shall become fully vested, and if the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the portion of any unvested equity and equity-based awards which is scheduled to vest within 12 months of the date of termination of employment shall immediately become vested. The definition of change in control under these agreements is the same as the definition under Mr. Stanfield’s amended agreement.

Each employment agreement also provides that the executive shall be subject to any clawback policy adopted by the Company, shall not divulge confidential information, shall assign intellectual property rights to the Company, shall not disparage the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment (subject, in the case of Mr. Dittersdorf, to an exception for performance of legal services to the extent that such restriction is not permitted under applicable law).

In conjunction with entering into of the new employment agreements the Compensation Committee approved grants of RSUs effective December 31, 2014 as follows: Roets — 60,000; and Dittersdorf — 40,000. The RSUs will vest in four equal annual installments beginning on December 31, 2015, subject to accelerated vesting as described above and upon a change in control or sale while the holder is in the employ or service of the Company.

We also entered into similar agreements in the first quarter of 2015 with our remaining executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Option(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Michael R. Stanfield	55,533	—	$5.48	3/24/2019	88,542	(1)	$346,199
	170,349	—	$3.10	5/20/2019	64,101	(2)	$250,635
	89,910	—	$4.32	1/26/2020	202,275	(3)	$790,895
					244,014	(4)	$954,095
					366,667	(5)	$1,433,668
Neal Dittersdorf	24,661	—	$5.48	3/24/2019	28,546	(1)	$111,615
	75,755	—	$3.10	5/20/2019	18,251	(2)	$71,361
	39,273	—	$4.32	1/26/2020	55,897	(3)	$218,557
					72,520	(4)	$283,553
					40,000	(6)	$156,400
Johan Roets	—	—	—	—	200,000	(7)	$782,000
					60,000	(6)	$234,600
John G. Scanlon	—	—	—	—	—		—
Steven A. Schwartz	—	—	—	—	—		—

(1)	Vests in two equal annual installments starting on February 1, 2015.

(2)	Vests on February 2, 2015.

(3)	Vests in three equal annual installments starting on April 1, 2015.

(4)	Vests in four equal annual installments beginning on March 17, 2015.

(5)	Vests in 11 equal quarterly installments beginning on March 31, 2015.

(6)	Vests in four equal annual installments beginning on December 31, 2015.

(7)	Vests in four equal annual installments beginning on September 9, 2015.

(8)	Value calculated based on the closing price of the Company’s common stock on December 31, 2014 ($3.91).

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan, the 2006 Stock Incentive Plan and the 2014 Stock Incentive Plan. Awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or RSUs. Awards under the 2014 Plan may take the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and/or RSUs. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been cancelled or forfeited are available for issuance or use in connection with future awards.

As of December 31, 2014, there were options to purchase 7,000 shares outstanding under the 1999 Plan. The active period for this plan expired on August 24, 2009. As of December 31, 2014, there were options to purchase 630,000 shares outstanding under the 2004 Plan. The active period for this plan expired on May 5, 2014. The 2006 Plan provides for us to issue awards for up to 7,100,000 shares of common stock, of which, as of

December 31, 2014, we have 292,000 shares of common stock available for future grants of awards, and awards for approximately 2,200,000 shares outstanding. The 2014 Plan provides for us to issue awards for up to 3,000,000 shares of common stock, of which as of December 31, 2014, we have approximately 2,100,000 shares of common stock available for future grants of awards, and awards for approximately 872,000 shares outstanding.

The following table sets forth information as of December 31, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by security holders	3,726,470	$5.49	2,386,707
Equity compensation plans not approved by security holders	—	—	—

Total	3,726,470	$5.49	2,386,707

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation. Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation, such as the Company, may not take a tax deduction for compensation in excess of $1 million paid to certain named executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company has approved, and may continue to approve, compensation exceeding the $1 million limitation that does not qualify as performance based compensation, including with respect to a portion of cash compensation and equity awards.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 1, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Loeb Holding Corporation(1)	6,940,541	34.8%
125 Broad Street, 14th Floor
New York, NY 10004
Michael R. Stanfield(2)	2,094,404	10.3%
c/o Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
John H. Lewis(3)	2,991,868	15.0%
Osmium Partners, LLC
300 Drakes Landing Road, Suite 172
Greenbrae, California 94904

(1)	According to a Schedule 13G/A filed with the SEC on February 18, 2014. Thomas L. Kempner, one of our directors, is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	Includes (a) 1,118, 266 shares held directly by Mr. Stanfield, (b) 577,846 shares held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member and (c) 315,792 shares which Mr. Stanfield has, or will within 60 days of April 1, 2015 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 82,500 shares held by his wife and to which he disclaims beneficial ownership.

(3)	According to a Schedule 13D filed with the SEC on February 19, 2015 by John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”), which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the “Fund”), Osmium Capital II, LP, a Delaware limited partnership (“Fund II”), Osmium Spartan, LP, a Delaware limited partnership (“Fund III”), and Osmium Diamond, LP, a Delaware limited partnership (“Fund IV”) (all of the foregoing, collectively, the “Filers”). The Fund, Fund II, Fund III and Fund IV are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. According to the Schedule 13D, the Fund, Fund II, Fund III and Fund IV directly own the common shares reported in such Schedule 13D (other than 16,165 shares owned directly by Mr. Lewis). Osmium Partners, as the general partner of each of the Fund, Fund II, Fund II and Fund IV, may be deemed to beneficially own the 2,975,703 shares of Common Stock held by them. Mr. Lewis may also be deemed to be the beneficial owner of the shares of common stock owned by Osmium Partners. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer reported on such Schedule 13D.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 1, 2015:

	Amount of and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Outstanding Shares Beneficially Owned	Right to Acquire(2)	Total Beneficial Ownership	Percent of Common Stock
Michael R. Stanfield(3)	1,778,612	315,792	2,094,404	10.3%
Neal Dittersdorf	251,749	139,689	391,438	2.0%
Johan Roets	—	—	—	*
John M. Albertine	16,000	13,750	29,750	*
Thomas G. Amato	26,226	6,250	32,476	*
Steve Bartlett	—	—	—	*
James L. Kempner(4)	74,609	6,250	80,859	*
Thomas L. Kempner(5)	6,970,640	17,500	6,988,140	35.0%
Bruce L. Lev	—	—	—	*
David A. McGough	206,417	8,750	215,167	1.1%
All executive officers and directors as a group (14 persons)	9,697,437	510,231	10,207,668	50.0%

*	Less than 1%

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Consists of shares which such persons have, or will within 60 days of April 1, 2015 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise.

(3)	Includes (a) 1,118,266 shares held directly by Mr. Stanfield, (b) 577,846 shares held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member and (c) 315,792 shares which Mr. Stanfield has, or will within 60 days of April 1, 2015 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 82,500 shares held by his wife and to which he disclaims beneficial ownership.

(4)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. James L. Kempner disclaims beneficial ownership of these shares.

(5)	Includes 6,940,541 shares held by Loeb Holding Corporation. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

One of our directors, David A. McGough, is the chief executive officer and president of DMS.

In March 2007, we entered into a master agreement under which DMS provides us certain data processing services and which replaced certain prior service and software license agreements with DMS. Under the master agreement, we pay for these services with a combination of fixed monthly fees and transaction fees. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid approximately $827,000 and $973,000 in 2014 and 2013, respectively, to DMS under these agreements. As of December 31, 2014 we owed DMS approximately $142,000, and are obligated to make payments to DMS of approximately $840,000 in 2015.

Registration Rights

Loeb Holding Corporation and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Agreement with Osmium Partners

In October 2014, we entered into an agreement with Osmium Partners that provides, subject to the terms and conditions thereof, that Section 203 of the Delaware General Corporation Law (the “DGCL”) will not apply to Osmium Partners solely by virtue of an acquisition of beneficial ownership of shares of our capital stock by Osmium Partners of up to 19.99% of our outstanding voting stock (the “Maximum Ownership Percentage”), and Osmium Partners will not be deemed to be an “interested stockholder” under Section 203 of the DGCL by virtue of such acquisition. This is an increase in the allowable ownership percentage of Osmium Partners from the 15% ownership limit contained in Section 203 of the DGCL.

The waiver will cease to apply to Osmium Partners if, without prior further approval of our Board of Directors, Osmium Partners exceed the Maximum Ownership Percentage, or if subsequent to becoming an “interested stockholder,” Osmium Partners no longer have beneficial ownership of at least 15% in voting power of our then outstanding capital stock by virtue of having made a disposition of such stock.

On February 15, 2015, we entered into a confidentiality agreement with Osmium Partners, pursuant to which we agreed to share certain confidential information with Osmium Partners. The confidentiality agreement provides, among other things, that for one year from the termination of the agreement, neither Osmium Partners nor its non-publicly traded affiliates will solicit for employment or cause to leave the employ of our Company any individual that serves as an officer or key employee, and further includes a standstill provision providing that until February 15, 2016, Osmium Partners will not, among other things, pursue a change of control transaction, purchase additional shares, launch a proxy contest or otherwise engage in other unilateral actions with respect to us.

Agreement with Health At Work Wellness Actuaries LLC

On March 3, 2015, our wholly-owned subsidiary, Intersections Insurance Services Inc., acquired substantially all of the assets of Health at Work Wellness Actuaries LLC (“HAW LLC”). In connection with this acquisition, we issued approximately 413,000 shares of our common stock to HAW LLC, of which Andrew

Sykes, President of Intersections Insurance Services Inc. is the majority member, and are obligated to make earn-out payments to the members of HAW LLC, including Mr. Sykes, for the three measurement periods March 1, 2015 through February 29, 2016, March 1, 2016 through February 28, 2017, and March 1, 2017 through February 28, 2018, based upon the revenue from the acquired customers achieved during such measurement periods and subject to the terms and conditions specified in the asset purchase agreement. Earn-out payments are capped at $1 million per measurement period.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2014 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the SEC.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Executive Compensation,” the compensation tables and the narrative discussion following the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

We believe that the Company has created a compensation program deserving of stockholder support. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry. Please read “Executive Compensation” for additional details about our executive compensation program, including information about the fiscal year 2014 compensation of our named executive officers.

This say-on-pay vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2014 and 2013:

	2014 Actual Fee ($)	2013 Actual Fee ($)
Audit fees(1)	955,000	860,499
Audit Related Fees(2)	37,025	30,195
Tax Fees	—	—
All Other Fees	—	—

Total Fees	992,025	890,694

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR Proposal 3.

Audit Committee Report

The Audit Committee operates under a written charter, which was adopted by the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Audit Committee

Dr. John M. Albertine

Thomas G. Amato (Chair)

Steve Bartlett

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us on or prior to December 17, 2015 to be eligible for inclusion in our Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael R. Stanfield

Chairman of the Board of Directors

Dated: April 15, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

INTERSECTIONS INC.

May 13, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, form of Proxy Card and the Company’s 2014

Annual Report to Stockholders are available at http://www.proxydocs.com/intx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

[ ]				[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect 8 nominees for Directors:		2. An advisory vote on executive compensation:	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	Nominees: ( ) Michael R. Stanfield ( ) John M. Albertine ( ) Thomas G. Amato ( ) Steve Bartlett ( ) James L. Kempner ( ) Thomas L. Kempner ( ) Bruce L. Lev ( ) David A. McGough	3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015:	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)		4. With discretionary authority upon such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE PROPOSAL RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTIONS	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here —

BEFORE THE MEETING:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder __________ Date ______ Signature of Stockholder ________________ Date ____________

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERSECTIONS INC.

2015 ANNUAL MEETING OF STOCKHOLDERS — MAY 13, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, Ronald Barden and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m., local time, on May 13, 2015, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed and dated on the reverse side)